Filed Pursuant to Rule 424(b)(3)
Registration No. 333-120153

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 21, 2005)

YM BIOSCIENCES INC.
12,575,218 COMMON SHARES

This prospectus supplement supplements and amends the prospectus, dated October 21, 2005, relating to the resale of up to 12,575,218 common shares of YM BioSciences Inc., which may be offered from time to time by the persons named in the prospectus under the heading "Selling Shareholders".

The table on pages 18 and 19 of the prospectus sets forth information with respect to the selling shareholders and the respective amounts of common shares beneficially owned by each selling shareholder that may be offered pursuant to the prospectus, as supplemented and amended. This prospectus supplement amends that table by deleting the following rows from the table:

ProMed Offshore Fund, Ltd.	68,742	34,371	103,113	*
237 Park Ave., 9th Floor
New York, NY 10017

ProMed Partners, L.P.	423,682	211,841	635,523	1.8%
237 Park Ave., 9th Floor
New York, NY 10017

Paul Scharfer	190,075	95,037.5	285,112.5	*
265 E. 66th St., Apt. 6C
New York, NY 10021

and replacing them with the following, which information is as of May 15, 2007:

ProMed Offshore Fund, Ltd. (7)	68,742		0	*
237 Park Ave., 9th Floor
New York, NY 10017

ProMed Partners, L.P. (7)	423,682		0	*
237 Park Ave., 9th Floor
New York, NY 10017

Paul Scharfer (7)	190,075		0	*
265 E. 66th St., Apt. 6C
New York, NY 10021

Crestview Capital Master, LLC (7)(8)		341,249.5	0	*
95 Revere Drive, Suite A
Northbrook, IL 60062

In addition, this prospectus supplement amends that table be adding the following footnotes to the bottom of the table:

(7)	Information is as of May 15, 2007.
(8)
Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

_____________________

The prospectus, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Shares and Warrant Shares issuable upon conversion of the Warrants.

WE URGE YOU TO CAREFULLY READ THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

_____________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 17, 2007.

SELLING SHAREHOLDERS

The shares offered for sale pursuant to this prospectus consist of 6,752,801 shares (the "2003 Shares") which were issued to the Selling Shareholders upon exercise of 6,752,801 previously issued special warrants, and 3,376,401 additional shares (the "2003 Warrant Shares") issuable upon the exercise of 3,376,401 share purchase warrants (the "2003 Warrants"). Each 2003 Warrant entitles the holder to acquire one 2003 Warrant Share at any time up to December 15, 2008, at a price of $2.50 per 2003 Warrant Share. The Selling Shareholders acquired the 2003 Shares and 2003 Warrants upon exercise of 6,752,801 special warrants of the Corporation which were sold pursuant to a private placement completed in December 2003. The price of the special warrants was Cdn$1.75 per special warrant. As additional consideration in connection with the private placement, the Corporation issued 789,566 special warrants to or to the direction of the agent and, upon the exercise of such special warrants, the Corporation issued 789,566 common share purchase warrants (the "2003 Agent Warrants"). Each 2003 Agent Warrant entitles the holder thereof to purchase one share of common stock of the Corporation (the "Agent Warrant Shares") at a price of $1.75 at any time up to December 15, 2008. This prospectus also relates to the offering of up to 789,566 Agent Warrant Shares.

In addition, the shares offered for sale pursuant to this prospectus include 1,104,300 shares (the "2004 Shares") and 552,150 additional shares (the "2004 Warrant Shares") issuable upon the exercise of 552,150 share purchase warrants (the "2004 Warrants"). The 2004 Shares and 2004 Warrants were sold as part of 1,104,300 units issued by the Corporation by private placement on September 30, 2004 at a price of $3.15 per unit. Each 2004 Warrant entitles the holder to acquire one 2004 Warrant Share at any time up to September 30, 2007, at a price of $3.75 per 2004 Warrant Share. The Selling Shareholders acquired the 2004 Shares and 2004 Warrants pursuant to a private placement of 1,104,300 units completed in September 2004. Each unit consisted of one 2004 Share and one half of one 2004 Warrant. The price of the units was $3.15 per unit.

The following table sets forth, as of September 30, 2004 and upon completion of the offering described in this prospectus, information with regard to the beneficial ownership of the Corporation's common shares by the Selling Shareholders. Information in the column "Total Shareholdings After Completion of Offering" is based on information provided to us by the Selling Shareholders at the time of closing the above transactions and is accurate to the best of the Corporation's knowledge. Subsequent to the time that the Selling Shareholders provided this information, one or more of them may have sold, transferred or otherwise disposed of all or a portion of their common shares in a transaction exempt from the registration requirements of the Securities Act. The Selling Shareholders may not have a present intention of selling the Shares or Warrant Shares and may offer less than the number of Shares and Warrant Shares indicated.

 AS OF SEPTEMBER 30, 2004

			TOTAL
			SHAREHOLDINGS
			AFTER
SELLING SHAREHOLDER		NUMBER OF	COMPLETION OF	PERCENTAGE
NAME AND ADDRESS	NUMBER OF SHARES	WARRANT SHARES	OFFERING (1)	OWNERSHIP (2)

Scott Craven	37,879	18,939.5	56,818.5	*
5 E. 22nd St., Apt. 10-D
New York, NY 10010

Jeffrey B. Davis (3)	75,000	237,500	312,500	*
38 Tall Oaks Drive
Summit, NJ 07901
USA

Avtar Dhillon	37,879	18,939.5	56,818.5	*
11199 Sorrento Valley Rd.
San Diego, CA 92121
** Registered in the name of National Bank
Financial as trustee for Avtar Dhillon

North Sound Legacy Fund LLC	101,516	50,758	152,274	*
53 Forest Avenue, Suite 202
Old Greenwich, CT 06870

North Sound Legacy Institutional Fund LLC	913,636	456,818	1,370,454	3.8%
53 Forest Avenue, Suite 202
Old Greenwich, CT 06870

North Sound Legacy	1,522,726	761,363	2,284,089	6.1%
International Ltd.
53 Forest Avenue, Suite 202
Old Greenwich, CT 06870

Winchester Global Trust Company Limited as	460,000	230,000	690,000	1.9%
Trustee for Caduceus Capital Trust
c/o OrbiMed Advisors LLC
767 Third Avenue, 30th Floor
New York, NY 10017
Attn: Andrew Kanarek

Caduceus Capital II, L.P.	222,000	111,000	333,000	*
c/o OrbiMed Advisors LLC
767 Third Avenue, 30th Floor
New York, NY 10017
Attn: Andrew Kanarek

HFR SHC Aggressive Fund	25,000	12,500	37,500	*
c/o OrbiMed Advisors LLC
767 Third Avenue, 30th Floor
New York, NY 10017
Attn: Andrew Kanarek

UBS Eucalyptus Fund, L.L.C.	445,000	222,500	667,500	1.9%
c/o OrbiMed Advisors LLC
767 Third Avenue, 30th Floor
New York, NY 10017
Attn: Andrew Kanarek

PW Eucalyptus Fund, Ltd.	63,000	31,500	94,500	*
c/o OrbiMed Advisors LLC
767 Third Avenue, 30th Floor
New York, NY 10017
Attn: Andrew Kanarek

ProMed Offshore Fund, Ltd. (7)	68,742			0			*
237 Park Ave., 9th Floor
New York, NY 10017

ProMed Partners, L.P. (7)	423,682			0			*
237 Park Ave., 9th Floor
New York, NY 10017

Paul Scharfer (7)	190,075			0			*
265 E. 66th St., Apt. 6C
New York, NY 10021

Crestview Capital Master, LLC (7)(8)			341,249.5		0		*
95 Revere Drive, Suite A
Northbrook, IL 60062

SCO Capital Partners LLC (4)	378,788		678,960	1,057,748			2.9%
1285 Avenue of the Americas
35th Floor
New York, NY 10019

Vertical Ventures, LLC	303,030		151,515	454,545			1.3%
641 Lexington Avenue
26th Floor
New York, NY 10022

CC LifeScience Ltd.	235,000		117,500	352,500			1.0%
345 N. Maple Drive
Suite 206
Beverly Hills, CA 90210

Spectra Financial Group	30,000		15,000	45,000			*
120 Broadway
20th Floor
New York, New York 10271

Otago Partners, LLC			50,000	50,000			*
787 Seventh Avenue
New York, New York 10019

Preston Tsao (5)			25,000	25,000			*
c/o SCO Financial Group LLC
1285 Avenue of the Americas, 35th Floor
New York, New York 10019

Joshua Golumb			25,000	25,000			*
215 West 95th Street, Apt. 15H
New York, New York 10025

The following information is as of April 21, 2006:

Orion Biomedical Fund LP	164,300			0	*
787 Seventh Avenue
48th Floor
New York, New York 10019

Cranshire Capital, L.P.		82,150		0	*	%
66 Dundee Road, Suite 1901
Suite 2B
Larkspur, CA 94939
 ____________________

* Less than one percent.

(1)
Calculated on the assumption that all Shares and all Warrant Shares offered by each Selling Shareholder are sold. Figures stated include shares issuable pursuant to share purchase warrants exercisable within 60 days.

(2)
To the best of our knowledge, assuming that all of the Shares and Warrants Shares offered by each Selling Shareholder are sold, no Selling Shareholder other than as indicated in this column will own or control in excess of 1% of our voting securities.

(3)
This Selling Shareholder has represented that he is an affiliate of a registered broker-dealer. See "Plan of Distribution" for further information with respect to this Selling Shareholder. Jeffrey B. Davis received 200,000 2003 Agent Warrants and 37,500 2003 Warrants. In addition, Mr. Davis received 20,000 Placement Agent Warrants”.

(4)
This Selling Shareholder has identified itself as a broker-dealer and, accordingly, is deemed an underwriter of these securities. See "Plan of Distribution" for further information with respect to this Selling Shareholder. SCO Capital Partners LLC received 489,566 2003 Agent Warrants and 189,394 2003 Warrants. In addition, SCO Capital Partners LLC received 70,000 Placement Agent Warrants.

(5)	In addition, Preston Tsao received 5,000 Placement Agent Warrants.
(6)	Beneficial ownership is calculated as defined in Rule 13d-1 under the Securities Exchange Act of 1934, as amended.
(7)	Information is as of May 15, 2007.
(8)
Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.